EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Agreement states our agreement with respect to employment of Brian Harper by Ramco-Gershenson Properties Trust and its subsidiary Ramco-Gershenson, Inc. (collectively, the “Trust”).

1.    Your Employment Duties and Responsibilities. During the “Term” (as defined in paragraph 2 below), you will be employed by the Trust as its Chief Executive Officer and President. You will devote substantially all of your full working time and attention, as well as your best efforts, to such position. You will report to the Board of Trustees of the Trust and will have such authority and responsibilities and perform such duties for the Trust as are generally consistent with those of the Chief Executive Officer and President of a publicly traded real estate investment trust. You will also be appointed by the Board of Trustees of the Trust to a position on such Board of Trustees.

2.    Term. The term of your employment under this Agreement (the “Term”) will begin on such date as you and the Trust shall agree, not later than June 15, 2018 (your “Start Date”) and will continue, subject to the termination provisions set forth in paragraph 5 below, through June 30, 2021. In the event you terminate this Agreement other than in accordance with paragraph 5(e), you will give the Trust at least 60 days prior written notice of your resignation during the Term.

3.    Compensation.

(a)    Your initial base salary will be at the annual rate of $750,000 (if and as increased from time to time, your “Base Salary”) payable in accordance with the Trust’s standard payroll procedures and subject to applicable withholding. Your Base Salary will be reviewed and may be adjusted by the Trust’s Compensation Committee annually on a time frame consistent with the review of other executive employees, but in no event will your Base Salary be lower than your initial Base Salary.

(b)    You will also be eligible to participate in the Short Term Incentive Plan (“STIP”) generally available to executive officers of the Trust. Your STIP target potential (“STIP Target”) will be 125% of your Base Salary at the start of such year. Any STIP amount earned for a calendar year will be paid to you on or before March 15 of the following calendar year, provided that you are still actively employed by the Trust on the payment date. For the 2018 year, your STIP payment will be prorated for the portion of the year during which you are employed and will not be less than 125% of your Base Salary.

(c)    You will also be eligible to participate in the Long Term Incentive Plan (“LTIP”) generally available to executive officers of the Trust, beginning in 2019. Your LTIP target award (“LTIP Target”) will not be less than $2,000,000. To the extent that the Trust’s shareholder approved incentive plan limits the shares that can be issued to you, awards shall be settled in cash.

(d)    In addition to, and separate from, the STIP award and LTIP award opportunities set forth in paragraph 3(b) and (c) above and the separate cash award in paragraph 3(e) below, you will also be entitled to an inducement award, consisting of (i) a grant of that number of restricted common shares of beneficial interest in the Trust equal to the sum of $2,250,000 divided by the closing price of such shares on the day prior to your first day of employment, which restricted shares will vest ratably on the first three anniversaries of the grant date, and (ii) an award of that number of performance shares, at target, equal to the sum of $4,750,000 divided by the closing price of the Trust’s common shares on the day prior to your first day of employment, which will vest on the third anniversary of the grant date. Such performance shares will have the same terms as the Trust’s 2018 grant of performance shares to other executives, but will be based on the Trust’s total shareholder return compared to the total shareholder returns for the members of the Trust’s peer group for the period commencing on your first day of employment and ending on December 31, 2020. Threshold performance (50% payout) will be at the 33rd percentile of the peer group; target performance (100% payout) will be at the 50th percentile of the peer group; and maximum performance (200% payout) will be at the 90th percentile of the peer group, with linear interpolation between those points. There will be no payout if threshold performance is not achieved. The terms and conditions of such restricted stock and performance share grants will be as set forth in two separate award agreements (the terms of which will not be inconsistent with the terms of this Agreement). The Trust will register the issuance to you of the inducement award with the Securities and Exchange Commission on a Form S-8 prior to the date of grant.

(e)    In addition to, and separate from, the STIP award and LTIP award opportunities set forth in paragraph 3(b) and (c) above, and the initial sign-on restricted share and performance share grants set forth in paragraph 3(d) above, you will also be entitled to a single lump payment of $500,000 on your first day of employment, subject to applicable withholding. If you terminate your employment with the Trust other than pursuant to paragraph 5(e) prior to the first anniversary of your first day of employment, you will repay such amount to the Trust within fifteen calendar days of your Termination Date (as defined below).

4.    Employee and Fringe Benefits.

(a)    In addition to your other compensation and subject to the terms and conditions of such employee benefit and fringe benefit plans, during the Term you will be entitled to receive from the Trust the same employee benefits, including but not limited to 401(k) plan, medical, dental, disability and life insurance and fringe benefits, as are generally made available from time to time to other executive officers of the Trust. In addition, during the Term your appropriate business expenses incurred on behalf of the Trust will be reimbursed in accordance with the Trust’s policies and procedures. You will be entitled to at least four (4) weeks of paid vacation annually, plus, if applicable, such paid holidays, sick leave (if any) and personal days (if any) as the Trust may provide for in its policies. During the Term, the Trust agrees to pay your full individual membership dues, or corporate membership dues that provide you the privileges of individual membership, for the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers. You agree to participate to the extent practicable and consistent with your other duties in the activities of such organizations for the benefit of the Trust. Finally, with respect any liabilities or claims asserted against you in your capacity as an officer or trustee of the Trust, you will be covered by the indemnification and liability insurance coverages referred to in paragraph 9(h) below. In connection with any such asserted liabilities and claims, you will also have the right to the advancement by the Trust to you of legal fees and expenses on the same basis and to the same extent as any other executive officer or trustee of the Trust. The Trust may not materially reduce the benefits provided in this paragraph 4(a) during the two (2) year period following a Change in Control.

(b)    You will be responsible for payment of any applicable employee taxes on the compensation and benefits provided to you by the Trust.

(c)    The Trust agrees to pay for two house hunting trips for you and your spouse and to reimburse you for your housing in Michigan for the portion of 2018 through approximately the end of August.

(d)    You will also be entitled to be promptly reimbursed for any legal fees incurred by you in negotiating this Agreement up to a maximum of $25,000 unless the Trust decides to pay such fees directly.

5.    Termination.

(a)    Death. Your employment will terminate immediately upon your death.

(b)    Disability. Your employment will terminate thirty (30) days after receipt of written notice of termination due to Disability if you do not return to relatively full-time service with the Trust within such 30 day notice period. Disability will be total and permanent disability, as defined under the Trust’s long-term disability plan, which definition will be conclusive and binding, or if no such plan is then in effect, it will mean any long‑term disability or incapacity which (x) renders you unable, with or without reasonable accommodation, to substantially perform your duties hereunder for one hundred eighty (180) days during any 12‑month period or (y) is reasonably predicted to render you unable, with or without reasonable accommodation, to substantially perform your duties for one hundred eighty (180) days during any 12‑month period based upon the opinion of a physician mutually agreed on by the Trust and you (or your representative in the event of your incapacity). For clarity, the parties agree that your employment cannot be terminated by the Trust due to Disability unless and until you have met all of the requirements to be paid disability benefits under the Trust’s applicable long-term disability plan.

(c)    With Cause. The Trust will have the right, upon written notice to you, to terminate your employment under this Agreement for Cause. Such termination will be effective immediately upon such written notice or following any applicable cure period. For purposes of this Agreement, termination of your employment for “Cause” means termination of your employment by the Board of Trustees for: (i) your conviction of a felony or misdemeanor involving moral turpitude; (ii) embezzlement, misappropriation of Trust property or other acts of dishonesty or fraud in connection with your employment; (iii) action by you consisting of willful malfeasance or gross negligence, having a material adverse effect on the Trust; (iv) willful neglect of significant job responsibilities or misconduct that, if curable, is not promptly cured after written notice; or (v) material willful breach of or your duties of good faith or loyalty to the Trust that, if curable, is not promptly cured after written notice.

(d)    Change in Control. If your employment is terminated by the Trust without Cause or you terminate your employment with Good Reason (as defined below) prior to expiration of the Term and within 24 months after a Change in Control (as defined below) and within twelve months after the initial existence of one or more of the Good Reason conditions set forth in paragraph 5(e)(i) through 5(e)(vii), the provisions of paragraph 6(d) below will apply. The term “Change in Control” means:

(i)    on or after the date of execution of this Agreement, any person (which, for all purposes hereof, will include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a “Person”) or any group of two or more Persons acting in concert becomes the beneficial owner, directly or indirectly, of securities of the Trust representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 40% or more of the combined voting power of the Trust’s then outstanding securities; provided that for the purposes of this Agreement (A) “voting power” means the right to vote for the election of trustees, and (B) any determination of percentage of combined voting power will be made on the basis that (x) all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group which are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants or other rights which may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and (y) no such convertible securities have been converted by any other Person and no such options, warrants or other rights have been exercised by any other Person; or

(ii)    a reorganization, merger, consolidation, combination, corporate restructuring or similar transaction (an “Event”), in each case, in respect of which the beneficial owners of the outstanding Trust’s voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees of the Trust and any resulting parent entity of the Trust in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding Trust voting securities; or
(iii)    an Event involving the Trust as a result of which 40% or more of the members of the board of trustees of the parent entity of the Trust or the Trust are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement the consummation of which would result in the Event, or (z) announcement by the Trust of an intention to effect the Event; or
(iv)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.
Notwithstanding the preceding, to the extent “Change in Control” is a payment trigger, and not merely a vesting trigger, for any payment or benefit subject to Section 409A of the Internal Revenue Code (the “Code”), a transaction or series of transactions or any other event described above in this paragraph 5(d) will be a “Change in Control” only if it also constitutes a change in the ownership or effective control of the Trust, or a change in the ownership of a substantial portion of the assets of the Trust, as described in Treas. Reg. Section 1.409A-3(i)(5), but replacing the term “Trust” for the term “Corporation” in such regulation.

(e)    Good Reason. You may terminate your employment for Good Reason for purposes of paragraph 6(b) below within twelve months after the initial existence of one or more of the Good Reason conditions set forth in paragraphs (i) through (iv) of this paragraph 5(e) by giving the Trust written notice of such Good Reason. You may terminate your employment for Good Reason after a Change in Control for purposes of paragraph 6(d) below, provided that such termination of employment for Good Reason occurs within 24 months after a Change in Control and within twelve months after the initial existence of one or more of the Good Reason conditions set forth in paragraphs (i) through (iv) of this paragraph 5(e). The term “Good Reason” means the initial existence of one or more of the following conditions arising without your consent, provided that you provide written notice to the Trust of the existence of such condition within 90 days of the initial existence of the condition and the Trust does not remedy the condition within 30 days after receiving notice:

(i)    any substantial diminution in your authority, duties, or responsibilities as stated above;

(ii)    any material reduction in your Base Salary, your target 125%-of-Base-Salary STIP award opportunity or your target $2,000,000 LTIP award opportunity or, following a Change in Control, and any material reduction in your Base Salary rate, target STIP award opportunity or target LTIP award opportunity from the most recent Base Salary rate and target STIP and LTIP award opportunities in effect immediately prior to the Change in Control;

(iii)     a material breach by the Trust of any of its material obligations under this Agreement; or

(iv)     following a Change in Control, any relocation of the Trust’s principal executive offices outside of a 75 mile radius from their prior location.

6.    Termination Benefits.

(a)    The amounts described in this paragraph 6 will be in lieu of any termination or severance payments required by the Trust’s policy or applicable law (other than continued medical or disability coverage to which you or your family are entitled under the Trust’s then existing employment policies covering Trust executives or then applicable law), and will constitute your sole and exclusive rights and remedies with respect to the termination of your employment with the Trust. Except as otherwise set forth in this Agreement, any termination payment under this paragraph 6 that is (i) based on your average or STIP Target, or (ii) based on your prorated STIP award for the year of termination (based on your prior 2-year average STIP as of the date of termination or, if applicable, your STIP Target for the year of termination) will be paid to you in a lump sum on the first regular payroll date following the expiration of the general release and waiver period (as described below) unless and except to the extent required to be deferred for 6 months under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A). It is intended in this regard that each such payment be treated as a separate payment for purposes of, and, where possible, qualify for the so-called “short-term deferral” exception or the “separation pay plan” exemption to, Section 409A. Under any and all circumstances of termination, you will be entitled to receive (i) payment for reimbursement of business expenses incurred by you but not reimbursed prior to termination, in accordance with the Trust’s expense reimbursement policies, in one lump sum within the 30-day period following the date of your termination of employment, (ii) any unpaid portion of your Base Salary under paragraph 3(a) above through the date of termination, payable pursuant to and in accordance with the Trust’s normal payroll procedures and (iii) any amounts accrued and due under the Trust’s benefit plans through the date of termination payable pursuant to and in accordance with the terms and conditions of such plans (the “Accrued Benefits”). The Trust may withhold from any payments made under this paragraph 6 (or any other provision of this Agreement) all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law.

(b)    If your employment is involuntarily terminated by the Trust without Cause or by you for Good Reason during the Term and paragraph 6(d) does not apply, you will be entitled to the Accrued Benefits. In addition, subject to the execution and non-revocation of a general release and waiver in favor of the Trust (the “Release”) in a commercially reasonable form acceptable to the Trust, you will be entitled to (i) any earned but not yet paid incentive awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such plans and award agreements; provided, that any STIP payment for a calendar year completed prior to the date of your termination will be paid irrespective of whether you are employed by the Trust on the payment date, (iii) a pro rata portion of your STIP award for the year of termination calculated based on actual performance (provided, that if your employment is terminated during 2018, your 2018 STIP payment will be at target), payable when such STIP awards are paid to other similarly situated executives, in the normal course consistent with past practice, (iii) an amount equal to 1.5x your annual Base Salary and annual STIP award (calculated based on the average STIP award for your previous two most recently completed bonus years for which bonus determinations have already been communicated, or if such termination occurs prior to the payout of 2019 STIP awards in early 2020, based on the STIP Target) payable in equal monthly installments for a period of eighteen (18) months following the date of your termination of employment with the Trust (the “Termination Date”) and (iv) reimbursement for you and your eligible dependents on a monthly basis for your COBRA payments for health benefits for a period of up to eighteen months, provided, however, that if you obtain new full-time employment (other than self-employment) during the 18-month period that makes you eligible for coverage under the new employer's group health plan, the Trust's obligation to pay any COBRA premiums will cease at the end of the month in which you become eligible for coverage under the new employer's group health plan. Any restricted shares, stock options, or other equity-based awards or benefits, if any, remaining unvested on the date of your Termination Date will immediately be forfeited; provided, that with respect to that portion of the grant of restricted shares set forth in paragraph 3(d)(i) equal to $1,250,000 divided by the closing price of such shares on the day prior to your first day of employment, such restricted shares will immediately vest, and with respect to that portion of the grant of performance shares set forth in paragraph 3(d)(ii), at target, equal to $3,750,000 divided by the closing price of such shares on the day prior to your first day of employment, such performance shares will immediately vest and will be paid out as provided in such paragraph 3(d)(ii).

(c)    If your employment is terminated during the Term because of your death or Disability, you will receive the Accrued Benefits. In addition, subject to the execution and non-revocation of the Release, you (or your estate) will be entitled to (i) any earned but not yet paid incentive awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such plans and award agreements; provided, that any STIP payment for a calendar year completed prior to the date of your termination will be paid irrespective of whether you are employed by the Trust on the payment date, (ii) a pro-rata portion of your STIP Award for the year of termination based on actual performance (provided, that if your employment is terminated during 2018 your 2018 STIP payment will be at target), payable when such STIP awards are paid to other similarly situated executives, in the normal course consistent with past practice, (iii) an amount equal to 1.5x your annual Base Salary and annual STIP award (calculated based on the average STIP award for your previous two most recently completed bonus years for which bonus determinations have already been communicated, or if such termination occurs prior to the payout of 2019 STIP awards in early 2020, based on the STIP Target) payable in equal monthly installments for a period of eighteen (18) months following the Termination Date, (iv) any restricted shares, stock options, or other equity-based awards or benefits, if any, remaining unvested on the date of your termination will immediately vest and become fully exercisable/payable, (v) payment of the performance shares included in your inducement award set forth in paragraph 3(d) to the extent earned under the Trust’s long-term incentive plan, and (vi) reimbursement for you and your eligible dependents on a monthly basis for any COBRA payments for health benefits for a period of up to eighteen months.

(d)    If your employment is terminated by the Trust prior to expiration of the Term and within 24 months after a Change in Control of the Trust without Cause or you terminate your employment for Good Reason within 24 months after a Change in Control, you will receive the Accrued Benefits. In addition, subject to the execution and non-revocation of the Release, you will be entitled to (i) receive the a pro-rata portion of your STIP for the portion of the year prior to the date of termination, plus any earned but not yet paid incentive awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such plans and award agreements; provided, that any STIP payment for a calendar year completed prior to the date of your termination will be paid irrespective of whether you are employed by the Trust on the payment date and provided further that if your employment is terminated during 2018, your 2018 STIP payment will be at target, (ii) receive an additional amount equal to the product of 2.0 multiplied by the sum of (A) your annual Base Salary, plus (B) your annual STIP award at the STIP Target, each for the calendar year in which the termination occurs, subject to any Section 280G/4999 of the Code related limitation applicable under paragraph 9(j) below, payable in equal month installments for a period twenty-four (24) month period following your Termination Date, and (iii) reimbursement on a monthly basis for COBRA payments for health benefits for a period of eighteen months for you and your eligible dependents; provided, however, that if you obtain new full-time employment (other than self-employment) during the 18-month period that makes you eligible for coverage under the new employer's group health plan, the Trust's obligation to pay any COBRA premiums will cease at the end of the month in which you become eligible for coverage under the new employer's group health plan. Any restricted shares, stock options, or other equity-based awards or benefits, if any, remaining unvested on the Termination Date will immediately be forfeited as of such Termination Date; provided, that with respect to that portion of the grant of restricted shares set forth in paragraph 3(d)(i) equal to $1,250,000 divided by the closing price of such shares on the day prior to your first day of employment, such restricted shares will immediately vest, and with respect to that portion of the grant of performance shares set forth in paragraph 3(d)(ii), at target, equal to $3,750,000 divided by the closing price of such shares on the day prior to your first day of employment, such performance shares will immediately vest and will be paid out as provided in such paragraph 3(d)(ii). Notwithstanding the reference to Section 280G of the Code in this Agreement, you will not be entitled to any gross-up payments under this Agreement with respect to any severance payments or other payments or benefits in the event that any excise tax under the Code is imposed on you.

(e)    Any payment or benefit provided under this paragraph 6 that is subject to the execution and non-revocation of the Release will not be paid or commence until the expiration of the forty-five (45) period commencing on the Termination Date, provided, that such Release becomes valid, effective and nonrevocable prior to the expiration of this forty-five (45) day period. On the first regular payroll period of the Trust following the expiration of this forty-five (45) day period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid or reimbursed in the first regular payroll period of the Trust following the expiration of such forty five (45) period, in the a lump sum, and any remaining benefits and payments will be paid or provided in accordance with the normal payment dates specified for them herein; provided, however, if necessary to avoid imposition on you of additional taxes under Section 409A, these payments or benefits, as applicable, will not be paid or commence until the first regular payroll period of the Trust following the earlier of (i) the six (6) month anniversary of the Termination Date or (ii) the date of your death. For the avoidance of doubt, any payment or benefit subject to the execution of the Release, will be forfeited and you will not be entitled to receive any such payment or benefit under this paragraph 6 in the event such Release does not become effective, valid and nonrevocable prior to the expiration of this forty-five (45) day period.

(f)    You will have no obligation to mitigate the payment of any amounts payable pursuant to this paragraph 6 or otherwise under this Agreement by seeking or obtaining other employment following the termination of your employment with the Trust, and no amounts received by you from any such future employment with any person or entity other than the Trust shall be offset against any amounts owed to you by the Trust under this Agreement or otherwise.

7.    Confidentiality/Non-solicitation/Non-competition/Nondisparagement.

(a)    During your employment with the Trust and thereafter, except as required by your duties to the Trust or by law or legal process, you will not disclose or make accessible to any person or entity or use in any way for your own personal gain or to the Trust’s detriment any confidential information relating to the business of the Trust or its affiliates; provided, however, that “confidential information” will not include information which: (i) is already generally available to, or becomes generally available to, the public other than as a result of your unauthorized disclosure; (ii) is disclosed to third parties without restriction with the prior permission of the Trust; (iii) is disclosed to you by a third party who is not an affiliate or employee, or a customer or other business relation of, the Trust, and who is under no duty of non-disclosure with respect to such information; or (iv) is known within the industry outside of the Trust other than due to a breach of this confidentiality restriction by you. Notwithstanding the above, nothing herein will restrict your ability (i) to disclose any information required to be disclosed by law or by any governmental agency or to respond truthfully to any governmental agency inquiry or to any legal process, and/or (ii) to discuss matters relating to you and your job duties and responsibilities and/or your compensation and employment arrangements on a confidential basis with your legal counsel, accountant and other advisors, and/or (iii) to discuss Trust matters with the Trust’s inside and outside legal counsel, outside accountants, bankers, investment bankers and other advisors. Upon termination of your employment with the Trust for any reason, you will promptly return to the Trust all confidential materials property of the Trust or its affiliates over which you exercise any control, but you will continue to have the right to retain your personal files including, without limitation, any such files that pre-date your Start Date and any data or documents that relate to this Agreement or otherwise relate to your employment and compensation arrangements as an executive officer of the Trust.

(b)    You will not at any time during your employment with the Trust, and for a period of two years after the termination of such employment for any reason, except in the good faith performance of your duties to the Trust, directly or indirectly, induce or solicit any employee of the Trust to leave the employ of, any independent contractor to terminate any independent contractor relationship with, or any customer, tenant, lender or other party which transacts business with the Trust to adversely change any relationship with, the Trust; provided, that following the termination of your employment you may solicit the employment of up to two administrative, non-officer, employees of the Trust.

(c)    You will not at any time during your employment with the Trust, and for a period of one year following the termination of such employment for any reason, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than being a passive investor in or being a customer of) any of the companies listed on Annex A to this Agreement, which companies your acknowledge are competitors of the Trust.

(d)    During and following your employment with the Trust, you will not defame, disparage or otherwise speak or write in a derogatory manner about the Trust or its properties, trustees, officers, employees or representatives, and the Trust will not defame, disparage or otherwise speak or write in a derogatory manner about you.

(e)    Paragraphs 7(a), 7(b), 7(c) and 7(d) above are intended to protect confidential information, relationships and competitive prospects of the Trust and its affiliates, and relate to matters which are of a special and unique character, and their violation could cause irreparable injury to the Trust, the amount of which would be extremely difficult, if not impossible, to determine and cannot be adequately compensated by monetary damages alone. Therefore, if you breach or threaten to breach any of those paragraphs, in addition to any other remedies which may be available to the Trust under this Agreement or at law or equity, the Trust may obtain an injunction, restraining order, or other equitable relief against you and such other persons and entities as are appropriate.

8.    Continuation of Employment Beyond Term. There is not, nor will there be, unless in writing signed by both of us, any express or implied agreement as to your continued employment with the Trust after the Term.

9.    Miscellaneous.

(a)    This Agreement is the complete agreement between us, supersedes any prior agreements between us and may be modified only by written instrument executed by the Trust and you.

(b)    This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

(c)    The provisions of this Agreement, will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

(d)    This Agreement will be binding upon and will inure to the benefit of the Trust and its successors and assigns but is personal to you and cannot be sold, assigned or pledged by you without the Trust’s written consent, other than the assignment of economic rights under this Agreement to your estate, heirs, legal representative(s) or beneficiaries in the case of your death or disability.

(e)    We will give notices under this Agreement to you in writing either by personal delivery or certified or registered mail at your address, as listed on our records at the time of the notice, and you will give notices to us in writing in care of the Chair of the Board of Trustees of the Trust. Any such notice will be deemed given when delivered or mailed in accordance with the preceding sentence.

(f)    The Trust’s obligations are contingent upon your representation and warranty that you are not bound by any agreements, restrictive covenants, court orders, laws or regulations, and that you have no obligation or commitments of any kind, that would prevent, restrict, hinder or interfere with your acceptance of full-time employment or performance of all duties and services contemplated hereunder (in each case, other than the “garden leave” and other post-termination-of-employment restrictions that may apply to you when you resign from your current employer), and are also contingent upon your passing any drug testing. You also agree to complete a physical medical exam before your start date but the results of such exam will not be a contingency of your employment. The Trust acknowledges the restrictions set forth your current Offer Letter and Share Grant Agreement, a copy of which has been provided to the Trust.
(g)    The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(h)    You will be entitled to full indemnification by the Trust as provided in the Trust’s Declaration of Trust and Bylaws with respect to claims or liabilities asserted against you based on your actions or failures to act in your capacity as an executive officer of and/or the Chief Executive Officer and President of and/or, if and when applicable, a Trustee of the Trust. The Trust will provide you with trustees’ and officers’ insurance which provides you with insurance coverage that is substantially equivalent to the coverage that is provided by the Trust to its other similarly-situated senior executives. Such D&O type indemnification and insurance coverages will apply throughout the Term and your period of employment at the Trust, and to any liabilities or claims asserted for at least six (6) years after the termination of your employment.

(i)    To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A (after taking into account all applicable exclusions and exemptions) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “Termination,” “Termination Date,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of your “separation from service” to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under and subject to Section 409A (after taking into account all applicable exclusions and exemptions, including, but not limited to, the so-called “short-term deferral” exception) and that is payable on account of your “separation from service,” such payment or benefit will not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) the date of your death (the “Delayed Payment Date”, and the period from the date of termination through Delayed Payment Date, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 9(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. With regard to the reimbursement of any costs and expenses or the provision of any in-kind benefits that are to be paid or provided to you hereunder and that are subject to the requirements of Section 409A (after taking into account all applicable exclusions and exemptions), (A) your right to receive such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or the in-kind benefits to be provided, during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that, this clause (B) will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) any such reimbursement of expenses will be made on or before the last day of your taxable year following the taxable year in which such expenses were incurred. Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement will be made to you no later than the end of your taxable year next following your taxable year in which the related taxes are remitted to the applicable taxing authorities. For purposes of Section 409A and Treas. Reg. Section 1.409A-2(b)(2), your right to receive any installment or other payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Trust. For clarity, any amount (including, without limit, any lump sum severance) paid under this Agreement that satisfies the requirements of the “short-term deferral” rule in Treas. Reg. Section 1.409A-1(b)(4), or that satisfies the requirements for any other exclusion or exemption from Section 409A, will not be subject to the above Section 409A restrictions.

Notwithstanding the foregoing provisions of this paragraph 9(i), or any other provision of this Agreement, the Trust makes no representation to you that any payments or benefits to be paid or provided to you under this Agreement are exempt from or in compliance with Section 409A, and under no circumstances will the Trust be liable for any additional tax, interest, penalty, disadvantage treatment or other sanction imposed upon you under Section 409A, or for any other damage suffered by you, on account of any payment or benefit to be paid or provided to you under this Agreement being subject to and not in compliance with Section 409A.
        (j)    In the event that a “Change in Control” (as defined in Section 280G of the Code) occurs with respect to the Trust, if the cash severance, accelerated equity award vesting or payouts and other benefits provided for in this Agreement or otherwise payable to you by the Trust (i) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and (ii) but for this paragraph 9(j), would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits, accelerated equity award vesting or payouts and/or other benefits will be either:

(a)	delivered or provided to you in full with no reduction, or

(b)
delivered or provided to you as to such lesser maximum extent which would result in no portion of such severance benefits, accelerated equity vesting or payouts or other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, State and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of such severance benefits, accelerated equity award vesting or payouts and other benefits, notwithstanding that all or some portion of such severance benefits or such other items may be taxable under Section 4999 of the Code.

(i)
If a reduction in the severance and other benefits and/or accelerated equity award vesting or payouts constituting “parachute payments” is necessary so that no portion of such severance or other benefits and such vesting or payouts is subject to the excise tax under Section 4999 of the Code, the reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation (only to the extent necessary) of accelerated vesting of equity awards; and (3) reduction of continued employee benefits.

(ii)	In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

(iii)
For the avoidance of doubt, the provisions of this paragraph 9(j) will override any greater limitation on the amounts payable to you set forth in any plan of the Trust or in any otherwise applicable award agreement.

(iv)
The determination of whether and to what extent any payment to you (including accelerated vesting of equity awards) constitutes a “parachute payment” and, if so, the amount of any payment reductions under this paragraph 9(j) and the amount to be paid to you and the time of payment pursuant to this paragraph 9(j) will be made by an independent accounting firm (the “Accounting Firm”) selected by the Trust or its outside legal counsel prior to the Change in Control. The Accounting Firm will be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (i) the Trust or any affiliate thereof or (ii) you.

(v)
The Trust will cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Trust and you. All fees and expenses of the Accounting Firm in connection with any of the determinations called for in this paragraph 9(j) will be borne solely by the Trust.

(vi)
For purposes of making the calculations required by this paragraph 9(j), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and relevant factual information and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section.

(vii)
The Accounting Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Trust and you within 15 calendar days after the date on which your right to the severance benefits, accelerated equity award payouts or other payments is triggered (if requested at that time by the Trust or you) or such other time as requested by the Trust or you.

(viii)
In the event that the Accounting Firm will determine that receipt of any payments (including accelerated vesting of equity awards) or distributions by the Trust in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm will determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments will be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if your Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if your Agreement Payments were so reduced, then you will receive all Agreement Payments to which you are entitled under this Agreement.

(ix)
If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Trust will promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this paragraph 9(j) will be binding upon the Trust and you and will be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of termination or other event triggering any Payment. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) will be reduced.

(x)
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Trust to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Trust to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Trust or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you will pay any such Overpayment to the Trust promptly (and in no event later than 60 days following the date on which the Overpayment is determined) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount will be payable by you to the Trust if and to the extent such payment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Trust to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(xi)	For purposes hereof, the following terms have the meanings set forth below:

(A)
“Reduced Amount” will mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to this paragraph 9(j).

(B)
“Net After-Tax Receipt” will mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).

(xii)	Subject to the above provisions of this paragraph 9(j), any good faith determinations of the Accounting Firm made hereunder will be final, binding, and conclusive upon the Trust and you.

(k)    The Trust and you acknowledge that your duties as President and CEO will include the discretion and authority, with Board approval, to designate the location of the executive offices and/or the principal place of business of the Trust.

(l)    This Agreement may be executed in separate counterparts, each of which shall be treated as an original and all of which taken together shall constitute one and the same agreement.

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If this Agreement correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.

Very truly yours,

RAMCO-GERSHENSON PROPERTIES TRUST.

By:    /s/ DENNIS GERSHENSON
Dennis Gershenson
Chief Executive Officer

The terms of this Agreement
are accepted and agreed to
on the date set forth below:

/s/ BRIAN HARPER
Brian Harper

Date: April 4, 2018

Annex A

Federal Realty Investment Trust
Regency Centers Corporation
Weingarten Realty Investments
Retail Properties of America, Inc.
Acadia Realty Trust
Kite Realty Group Trust
Saul Centers, Inc.
Cedar Shopping Centers, Inc.
Urstadt Biddle Properties, Inc.
Kimco Realty Group Trust
Brixmor Property Group
DDR Corp
Edens & Avant Inc.
Rouse Properties
General Growth Properties
Brookfield Properties
D.R.A. Properties
Washington Prime
Retail Opportunities Investments Corp.
Urban Edge
Blackstone